Exhibit 15
                                                              ----------


August 5, 1996





Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

We are aware that Consolidated Rail Corporation has incorporated by reference our report dated July 17, 1996
(issued pursuant to the provisions of Statement on Auditing
Standards No. 71) in the Prospectus constituting part of the:

    Registration Statement on Form S-3 No. 33-34040

    Registration Statement on Form S-3 No. 33-64670.

We are also aware of our responsibilities under the Securities Act of 1933 and that pursuant to Rule 436(c) our report dated July 17, 1996 shall not be considered part of a registration statement prepared or certified by us or a report prepared or certified by us within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Yours very truly,




PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, PA 19103

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